Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Société Générale Agrees to Purchase up to €45 Million ($55

million) of CTI Common Stock in a Step-up Equity Financing

Agreement provides CTI ability to determine timing of raising additional funds through sales to Société Générale

June 21, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) announced today a Step-up Equity Financing Agreement with Société Générale. The bank has agreed to purchase, over a period of 24 months commencing upon meeting certain conditions, up to €45 million ($55 million) of CTI new common shares based on a pre-determined formula with a right to increase the amount of the issuance to up to €60 million ($72 million). Any shares issued, which are covered under an existing shelf registration, will be purchased by Société Générale, which will sell the shares on the Italian market. Société Générale’s obligation to purchase shares upon request by CTI is subject to the conditions set forth in the agreement with the bank.

Subject to certain conditions, the Step-up Equity Financing Agreement will allow CTI to raise equity finance in one or more tranches. All issuances are at CTI’s election, and CTI is not required to undertake any issuances under the agreement. The total amount of any capital raised will depend on the actual financing needs over the lifetime of the agreement and other considerations and will reflect the market performance and trading volume of CTI shares.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction. A prospectus related to shares of CTI common stock, including any subsequently filed prospectus supplement relating to any specific issuance of shares, may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such offering will arrange to send you the prospectus if you request it by contacting CTI at the investor contact address below.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. These forward looking statements include statements regarding CTI’s ability to meet the conditions necessary to raise funds under the step-up equity financing agreement, the conditions to effectiveness of the step-up financing agreement being satisfied, the amount of any eventual proceeds from the step-up equity

Page 2 of 2	Société Générale Agreement

financing agreement, and the sufficiency of any such funds to meet CTI’s capital requirements. The risks and uncertainties include the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, Form 10-Q and 8-K. Except as may be required by Italian law, CTI assumes no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

About Step-Up Equity Financings

The Step-up Equity Financing is a financial solution, created by Société Générale in 2002, which offers companies an additional optional source of finance. Its economic and financial impact is the equivalent of a capital increase, while offering the flexibility of a confirmed credit line. The subscription price for shares at each share issue reflects the current stock exchange price. The program is only activated on the issuer’s request. Société Générale has previously arranged and completed several operations of this type in Europe.

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Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

Media Contact:

Cell Therapeutics, Inc.

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm